Exhibit 5.1

August 11, 2025

International Battery Metals Ltd.

6100 Tennyson Parkway, Suite 240

Plano, Texas 75024

Dear Sirs/Mesdames:

Re:	International Battery Metals Ltd. - Registration Statement on Form S-1

We have acted as Canadian legal counsel to International Battery Metals Ltd. (the “Company”), a company incorporated under Business Corporations Act (British Columbia). We refer to Company’s registration statement on Form S-1 (File No. 333-286616) filed on April 17, 2025 and July 30, 2025 (as amended and supplemented from time to time, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to the Prospectus included therein (the “Prospectus”), covering the registration of the resale or other distribution by the selling shareholders named in the Prospectus (collectively, the “Selling Shareholders”) of certain shares, warrants and the shares underlying the warrants (the “Registered Securities”), consisting of (i) up to 93,481,739 common shares of the Company (each, a “Common Share”), which includes up to 54,261,960 Common Shares previously issued and held by the Selling Shareholders (the “Shares”) and up to 39,219,779 Common Shares (the “Warrant Shares”) that may be issued upon the exercise of the Warrants (as defined below), and (ii) up to 39,219,779 warrants to purchase Common Shares (the “Warrants”) represented by warrant certificates issued by the Company to the Selling Shareholders (the “Warrant Certificates”).

In connection with this opinion, we have reviewed and relied upon originals, photocopies or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the Prospectus, the Company’s notice of articles, the Company’s articles, records of the Company’s corporate proceedings in connection with the Registered Securities, the Warrant Certificates and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed, without independent investigation: (i) the authenticity of all records, documents, and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; (vi) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company); and (vii) that the Registration Statement will have become effective under the U.S Securities Act of 1933, as amended (the “Securities Act”) and such effectiveness will not have been terminated or rescinded. We have also obtained from officers of the Company a certificate as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate to our satisfaction, without independent investigation.

August 11, 2025

Insofar as our opinion in paragraph 4 hereof relates to the legality, validity, binding nature or enforceability of the Warrant Certificates, such opinion is subject to (a) the laws of any other jurisdiction, other than the Province of British Columbia and the laws of Canada applicable therein, which may be considered or given effect to under the laws of the Province of British Columbia in any such determination and an British Columbia court may reserve to itself the right to decline jurisdiction in any action relating to the Warrant Certificates on the basis that the Province of British Columbia is an inconvenient forum, notwithstanding any waiver of the right to raise such objection or defence therein, (b) applicable bankruptcy, insolvency, reorganization, arrangement, winding-up, liquidation, fraudulent preference, fraudulent transfer, moratorium or other laws generally affecting the enforceability of the rights of creditors, (c) limitations upon the right of a creditor to receive immediate payment of amounts stated to be payable on demand or acceleration, (d) limitations upon the right of a party to the Warrant Certificates to enforce such document on the basis of a default of a minor or non-substantive nature, such as the failure to produce a document in a timely manner, (e) the qualification that the enforceability of the Warrant Certificates may be limited by general principles of equity, such as the principle that the availability of equitable remedies such as specific performance and injunctive relief is in the discretion of a court of competent jurisdiction and may not be available in circumstances where damages are considered to be an adequate remedy or where other criteria are not met, (f) the qualification that the enforceability of the indemnity and contribution provisions of the Warrant Certificates may be limited by applicable law to the extent that such provisions are contrary to public policy, (g) the qualification that determinations or demands made by a person in the exercise of a discretion purported to be given to it may be unenforceable if made in unreasonable or arbitrary fashion, (h) the enforceability of any provision of the Warrant Certificates which purports to sever from it any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of the Warrant Certificates will be determined only in the discretion of the court, (i) the enforceability of the provisions of the Warrant Certificates is subject to the provisions of the Limitations Act (British Columbia), and we express no opinion as to whether a court may find any provision of the Warrant Certificates to be unenforceable as an attempt to vary or exclude a limitation period under the Limitations Act (British Columbia), (j) the right to exercise any unilateral or unfettered discretion set forth in the Warrant Certificates may not prevent British Columbia court from requiring such discretion to be exercised reasonably, (k) the costs of and incidental to all proceedings taken in court are in the discretion of such court and the court has full power to determine by whom and to what extent the costs shall be paid and legal fees are subject to taxation, (l) the qualification that Canadian courts will not give a monetary judgment in any currency other than that of Canada and such judgment may be based on a rate of exchange in existence on a day other than the date of payment of such judgment, and (m) a British Columbia court has the statutory and inherent power to stay proceedings before it, to stay the execution of judgment and to grant relief from forfeiture.

We express no opinion as to the enforceability of any provisions of the Warrant Certificates which (a) purport to establish evidentiary standards, such as provisions stating that certain determinations, calculations, requests or certificates will be conclusive and binding, which may not be enforceable or may be limited in their application; (b) purport to relieve a person from a duty or liability otherwise owed which may be limited by law, and provisions requiring indemnification or reimbursement of a person which may not be enforced by a court to the extent that they relate to or arise as a result of the failure of such person to have performed a duty (contractual or otherwise) or from the breach of contract, tort or other wrongful act of such person; (c) purport to sever from the Warrant Certificates any provision that is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of the Warrant Certificates which would be determined only in the discretion of the court; (d) purport to apply notwithstanding non-performance by another party thereto; (e) deem reliance on, or permit the enforcement of, representations, warranties, certificates or other factual information, by a person having notice (actual or constructive) of inaccuracies or misleading statements therein; (f) directly or indirectly purport to exclude unwritten variations, amendments, waivers or consents; (g) purport to waive rights to notice or restrict access to legal or equitable remedies or waive the benefit of legal defenses, doctrines, principles, protections or statutory provisions which are judged by a court not to be capable of being waived, in whole or in part, based on public policy; (h) purport to bind or affect, or confer a benefit upon, persons which are not party to the Warrant Certificates other than by or through an agent or trustee which is a party thereto; or (i) provide that delay or failure by a party to exercise any right, remedy or option will not operate as a waiver thereof.

August 11, 2025

We are solicitors qualified to practice law in the Provinces of British Columbia and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Provinces of British Columbia and the laws of Canada applicable therein.

Whenever our opinion refers to the common shares of the Company, whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We give no opinion as to, and do not assume any responsibility for, the accuracy, completeness or fairness of any statements contained in the Registration Statement or in any documents filed in connection therewith or in any documents filed in connection therewith, or upon whether the Registration Statement or any other documents filed in connection therewith or in any documents filed in connection therewith comply as to form or content with the requirements of the applicable securities laws. We give no opinion as to the completeness or accuracy of information provided to any purchaser or prospective purchaser of the Registered Securities.

Based on and relying upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized and validly issued as fully paid and non-assessable.

2.	The Warrants have been duly authorized and validly issued by the Company.

3.	The Warrant Shares have been duly authorized by all necessary corporate action and, when issued and delivered by the Company in receipt of the exercise price therefor and otherwise in accordance with the provisions of the Warrant Certificates, will be duly and validly issued, fully paid and non-assessable common shares in the capital of the Company.

4.	The Warrant Certificates constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the enforceability qualifications set out in this opinion.

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K in connection with the filing of the Registration Statement and the related Prospectus, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the use of our firm’s name under the heading “Legal Matters” in the Prospectus which forms part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

“Bennett Jones LLP”